EXHIBIT 5.1



                                  June 9, 1995


Key Tronic Corporation
4424 N. Sullivan Road
Spokane, WA  99216

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-3 filed by Key Tronic Corporation, a Washington corporation (the "Company"), with the Securities and Exchange Commission on June 9, 1995 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of up to 400,000 shares of the Company's common stock, no par value (the "Stock") being offered by Honeywell, Inc. (the "Selling Shareholder").

     As counsel to the Company, we have examined the proceedings taken by the Company and the Selling Shareholder in connection with the sale by the Selling Shareholder of up to 400,000 shares of Stock.

     It is our opinion that, upon completion of the proceedings to be taken by the Company and the Selling Shareholder prior to the sale of the shares of Stock, the 400,000 shares of Stock sold by the Selling Shareholder, when sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

                                   Very Truly Yours,



                                   /s/ Morrison & Foerster